Doc#: US1:16917742v2 TERAWULF INC. Non-Employee Director Compensation Each “non-employee director” of TeraWulf Inc. (the “Company”) will be entitled to receive the following compensation (directors who are also employees of the Company or any of its subsidiaries will not be entitled to the compensation listed below or any additional compensation in respect of their service as a member of the Company’s board of directors (the “Board”)): 1. Annual Cash Retainer: $60,000; to be paid in quarterly installments in arrears. 2. Annual Equity Grant: $90,000. The Annual Equity Grant will be restricted stock units that will vest and the restrictions will lapse on the first anniversary of the date of grant, subject to continued service on such date. The number of restricted stock units granted will be equal to $90,000 divided by the fair market value of the underlying stock on the date of grant. 3. Lead Independent Director (“LID”): a. Annual LID Cash Retainer: $25,000; to be paid in quarterly installments. b. Annual LID Equity Grant: $25,000. The Annual LID Equity Grant will be restricted stock units that will vest and the restrictions will lapse on the first anniversary of the date of grant, subject to continued service on such date. The number of restricted stock units granted will be equal to $25,000 divided by the fair market value of the underlying stock on the date of grant. 4. Audit Committee: Cash retainer for Chairperson of the Audit Committee: $25,000; paid in quarterly installments. 5. Compensation Committee: Cash retainer for the Chairperson of the Compensation Committee: $25,000; paid in quarterly installments. 6. Payments: All payments that are made in installments are subject to the director’s continued service on the Board on the date such installment is required to be paid. 7. Amendment; Modification; Termination & Administration: This policy is to be administered by the Company’s Compensation Committee or its designee, unless the Board determines to administer this policy itself (the Committee or Board, as applicable, in its role administering this policy, the “Administrator”). The Administrator is permitted to amend or modify the policy in its discretion. 8. Election of Common Stock in Lieu of Cash. Participating directors may elect to receive 100% of their cash retainers accrued since the beginning of the Exhibit 10.2

2 Doc#: US1:16917742v2 fourth fiscal quarter of 2022 in shares of Company common stock in lieu of cash by notifying the Company of such election prior to the commencement of the applicable fiscal quarter with such elections to apply to compensation earned through January of the following year; provided, however, that with respect to the fourth fiscal quarter of 2022 and the first fiscal quarter of 2023, the election may be made by March 15, 2023. The number of shares of Company common stock granted will be equal to the applicable cash retainer divided by the fair market value of the Common Stock on the last trading day of the applicable fiscal quarter; provided, however, that, with respect to cash retainers accrued during the fourth fiscal quarter of 2022, the number of shares of Company common stock granted will be equal to the applicable cash retainer divided by the greater of (a) the closing price of Company common stock on December 30, 2022 (i.e., $0.6656 per share) and (b) the closing price of Company common stock on the date the election is made.